FOR IMMEDIATE RELEASE

Media Contacts:	Deborah Spak, (847) 948-2349
Tom Kline, (847) 948-2251

Investor Contacts:	Mary Kay Ladone, (847) 948-3371
Clare Sullivan, (847) 948-3085
BAXTER ISSUES SHARES TO SETTLE EQUITY UNITS
     DEERFIELD, Ill., February 16, 2006 — Baxter International Inc. (NYSE:BAX) announced today that, as required by the terms of the purchase contract component of its equity units issued in December 2002, the holders have satisfied their obligations to purchase shares of Baxter common stock. As a result, Baxter will issue today approximately 35 million shares of common stock in exchange for approximately $1.25 billion cash proceeds, which will be used to retire a 5.75% euro bond due in March 2006, for share repurchases, and for other general corporate purposes. The settlement will complete Baxter’s obligations under the equity units.
     The equity units, which had been traded on the New York Stock Exchange (NYSE) under the symbol of BAX-P, will be suspended from trading before the opening of trading on February 16, 2006.
     “This marks the achievement of yet another important milestone in our efforts to strengthen our balance sheet and enhance our financial flexibility,” explained John J. Greisch, corporate vice president and chief financial officer. “We are now well-positioned to deliver value with a balanced and disciplined approach toward
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capital allocation and investments in R&D, acquisitions and other business development opportunities.”
     Baxter International Inc., through its subsidiaries, assists healthcare professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.
This release includes forward-looking statements concerning the company’s financial results. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: timely realization of the benefits of the company’s restructuring initiatives; the impact of geographic and product mix on the company’s sales; actions of regulatory bodies and other governmental authorities, including the Food and Drug Administration and foreign counterparts that could delay, limit or suspend product sales or result in seizures, injunctions and monetary sanctions, including with respect to the COLLEAGUE Infusion Pump; product quality or patient safety concerns leading to product recalls, withdrawals, launch delays, litigation, or declining sales; product development risks; interest rates; demand for and market acceptance risks for new and existing products, such as ADVATE, and other technologies; the impact of competitive products and pricing, including generic competition, drug reimportation and disruptive technologies; inventory reductions or fluctuations in buying patterns by wholesalers or distributors; foreign currency exchange rates; the availability of acceptable raw materials and component supply; global regulatory, trade and tax policies; the ability to enforce patents; patents of third parties preventing or restricting the company’s manufacture, sale or use of affected products or technology; reimbursement policies of government agencies and private payers; results of product testing; and other risks identified in the company’s most recent filing on Form 10-Q and other SEC filings, all of which are available on the company’s web site. The company does not undertake to update its forward-looking statements.
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